Exhibit 99.1



                               [GRAPHIC OMITTED]                NEWS RELEASE

Contact:  Jon D. Drake
          Sr. Director of Investor Relations
          Alamosa Holdings, Inc.
          806-722-1455
          jdrake@alamosapcs.com

          ALAMOSA SUBSIDIARY FILES LAWSUIT AGAINST SPRINT AND NEXTEL


Lubbock, Texas (August 8, 2005) - Alamosa Holdings, Inc. (Nasdaq/NM: APCS) today announced that its wholly-owned subsidiary, AirGate PCS, Inc., has filed a complaint against Sprint Corporation, certain of its affiliates and Nextel Communications, Inc. in the Delaware Court of Chancery alleging, among other things, that following the completion of the pending merger between Sprint and Nextel, Sprint will breach the exclusivity covenants contained in the agreements governing its relationship with AirGate and that Nextel unlawfully interfered with AirGate's exclusive rights under such agreements. The complaint seeks, among other things, an order directing Sprint and its affiliates to specifically perform their contractual obligations under their agreements with AirGate, an injunction preventing Sprint and Nextel from taking any action or entering into any agreement that would violate the exclusivity covenants contained in the agreements, a declaratory judgment declaring the rights, remedies and obligations of the parties under the agreements, and damages.

As previously disclosed, since Sprint's public announcement of its intention to merge with Nextel, Alamosa has continually attempted to engage in productive discussions with Sprint in an attempt to resolve the issues raised by its pending merger with Nextel. Alamosa now has come to believe, however, that it is unlikely that the parties will be able to reach a mutually acceptable agreement prior to the closing of the merger.

"Neither Sprint nor Nextel should be allowed to breach previous agreements in pursuit of their goals," stated David E. Sharbutt, Chairman and Chief Executive Officer of Alamosa. "Sprint agreed that AirGate and Alamosa would be the exclusive providers of wireless services in their territories and that they would be entitled to specific performance of their agreements with Sprint, and we expect Sprint to fulfill its contractual commitments to AirGate and Alamosa."

ABOUT ALAMOSA
Alamosa Holdings, Inc. is the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON), which operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois, California, Georgia, South Carolina, North Carolina and Tennessee. Alamosa's territory includes licensed population of 23.2 million residents, including
15.8 million residents in Alamosa's territories and 7.4 million residents in the recently acquired AirGate properties.

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